Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-1

(Form Type)

CapsoVision, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Common stock, $0.001 par value per share	Rule 457(o)	—	—	$28,915,663	$153.10 per $1,000,000	$4,427

	Equity	Warrants to purchase common stock issued to the representative of the underwriters (“Representative’s Warrants”)	Rule 457(g)	—	—	—	—	—(3)

	Equity	Common stock underlying Representative’s Warrants	Rule 457(g) and Rule 457(o)	—	—	$1,084,337	$153.10 per $1,000,000	$166

	Total Offering Amounts					$30,000,000		$4,593.00

	Total Fees Previously Paid					—		—

	Total Fee Offsets					—		—

	Net Fee Due							$4,593.00

(1)	Includes the aggregate offering price of additional shares of common stock that the underwriters have the option to purchase to cover over-allotments, if any.
(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(3)	In accordance with Rule 457(g), the entire registration fee for the warrants is allocated to the common stock underlying the warrants, and no separate fee is payable for the warrants.